EXHIBIT 99.1

Agenus' QS-21 Stimulon(R) Adjuvant Selected for Biodefense Program

Agenus Announces License Agreement With Integrated BioTherapeutics for a Preclinical-Stage Vaccine Against Ebola and Marburg Viruses

LEXINGTON, Mass., June 14, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) announced today a license agreement with Integrated BioTherapeutics Inc. (IBT) for the use of the QS-21 Stimulon® adjuvant in the development of a vaccine against Ebola and Marburg viruses1. Under this agreement, Agenus is entitled to receive a license fee, program-based milestone payments and worldwide royalties on net sales of the vaccine product.

"QS-21 is currently in development in 15 vaccine candidates, of which four are in Phase 3 clinical studies," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus Inc. "Today's announcement broadens the potential application of QS-21 into vaccines for biodefensive countermeasures. We are pleased to be involved so early in such an important government-funded program."

While 'natural' outbreaks of Ebola and Marburg virus infection typically occur in resource poor areas in sub-Saharan Africa, rare cases have occurred in the United States, Europe and the Philippines. This IBT effort represents a significant biodefense initiative.

IBT, a biotechnology company focused on development of medical countermeasures for biodefense and emerging infectious diseases, was awarded a multi-year contract in September 2008 for development of a vaccine to protect against Ebola and Marburg viruses from the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health.

IBT is collaborating with colleagues at the United States Army Medical Research Institute of Infectious Diseases (USAMRIID), among others, to develop a subunit vaccine, based on virus-like particles, with broad-spectrum activity toward different strains of Ebola and Marburg viruses. The ultimate objective of the government's program is to develop a safe and effective vaccine to protect against the Zaire, Sudan and Cote d'Ivoire strains of Ebola virus as well as multiple isolates of Marburg virus. The vaccine, to be developed by IBT, provides broad protection in nonhuman primates. The virus-like particle vaccines are strikingly similar to the authentic virus and were originally developed by IBT's founders and their colleagues at USAMRIID.

About QS-21

QS-21 represents one of the most widely tested vaccine adjuvants under development and has been licensed by industry leaders such as GlaxoSmithKline and Janssen Alzheimer Immunotherapy (a wholly owned subsidiary of Johnson & Johnson). QS-21 has become a critical component in the development of investigational preventative vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. QS-21 is currently being evaluated in approximately 15 vaccine candidates.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This release contains forward-looking statements, including statements regarding development activities of the company's licensees and the potential financial benefits to the company arising from such programs. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

1 The license agreement is with Antigenics MA, a wholly owned subsidiary of Agenus Inc., who also holds the rights to QS-21.

CONTACT: Jonae R. Barnes
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